Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement pertaining to the Registration Statement on Form S-3 of United Security Bancshares, Inc. of our report dated March 6, 2003, with respect to the consolidated financial statements of United Security Bancshares, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ ERNST & YOUNG LLP

Birmingham, Alabama

December 9, 2003